ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        FRONTEER FINANCIAL HOLDINGS, LTD.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the Corporation is Fronteer Financial Holdings, Ltd.

     SECOND: The following amendments to the Articles of Incorporation were duly adopted by the board of directors on November 13, 1998, in accordance with
Section 7-106-102 of the Colorado Business Corporation Act.

     The last sentence of the first paragraph of Paragraph (a) of Section 7.4 of
Article VII of the Articles of Incorporation is hereby amended by replacing it with a sentence that reads as follows:

          "The Series B is redeemable by the Company on and after October 1, 2003, at a price of $12.50 per share plus any accrued and unpaid dividends."

     The last sentence of Paragraph (g)(i) of Section 7.4 of Article VII of the Articles of Incorporation is hereby amended by replacing it with a sentence that reads as follows:

          "The redemption price shall be Twelve Dollars and Fifty Cents ($12.50) per share plus cumulative dividends as provided in
     Section 7.4(a) of this Article VII accrued and unpaid to the date fixed for redemption."

Dated:  November 17, 1998

                                      FRONTEER FINANCIAL HOLDINGS, LTD.,
                                      a Colorado corporation



                                      By:  /s/Gary L. Cook
                                           ------------------------------------
                                           Gary L. Cook, Secretary and Treasurer